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                                                                    EXHIBIT 23.3

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference into this Registration Statement on Form S-4 of El Paso Energy Partners, L.P., El Paso Energy Partners Finance Corporation, and the Subsidiary Guarantors listed therein of our report dated March 16, 2001 relating to the balance sheets of Poseidon Oil Pipeline Company, L.L.C. as of December 31, 2000 and 1999, and the related statements of income, members' equity and cash flows for each of the three years in the period ended December 31, 2000, each of which is included in the Annual Report on Form 10-K of El Paso Energy Partners, L.P. for the year ended December 31, 2000, and to all references to our Firm included in this Registration Statement.


                                                /s/ ARTHUR ANDERSEN LLP

Houston, Texas
June 22, 2001